Exhibit (p)(12)

CODE OF ETHICS

November, 2010

This Code of Ethics (“Code”) is the property of SW Asset Management, LLC (“SW”) and must be returned to SW if your employment or association with SW is terminated for any reason. The contents of this Manual are confidential, and should not be revealed to third parties. If this Manual is distributed outside of SW, it should be held in confidence and used only for the purpose of assessing SW’s policies and procedures.

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SW Asset Management, LLC

CODE OF ETHICS

Introduction

This Code of Ethics (“Code”) contains fiduciary policies and procedures that are applicable to the investment management activities conducted by SW Asset Management, LLC (“SW”). Presently, all senior management personnel of SW are holders of the Chartered Financial Analyst (CFA) designation and members of the CFA Institute. High ethical standards are critical to maintaining the public’s trust in financial markets and in the investment profession. Senior management of SW abides by the Code of Ethics and Standards of Professional Conduct developed by the CFA Institute. All employees of SW are expected to understand these policies and to abide by them as well. This document integrates the various policies and procedures constituting the Code of both SW and the Funds it manages. All new employees must acknowledge in writing that they have read, understand, and will abide by the Code. In addition, all officers, directors, and employees must certify annually (using the form attached as Appendix 1) that they have complied with all of the requirements of the Code.

Code of Ethics

SW is a fiduciary of its Clients (including the Funds) and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. The SEC has stated that this duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. We must affirmatively exercise authority and responsibility for the benefit of our Clients and may not participate in any activities that may conflict with the interests of our Clients. In addition, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

1.	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

2.	Place the integrity of the investment profession and the interests of clients above our own personal interests.

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3.	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

4.	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on ourselves and the profession.

5.	Promote the integrity of, and uphold the rules governing capital markets.

6.	Maintain and improve our professional competence and strive to maintain and improve the competence of other investment professionals.

Standards of Professional Conduct

I. PROFESSIONALISM

A.	Knowledge of the Law. All officers, directors, and employees of SW must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, one must comply with the more strict law, rule, or regulation. All officers, directors, and employees must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

B.	Independence and Objectivity. All officers, directors, and employees must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. All members of SW must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another’s independence and objectivity.

C.	Misrepresentation. All officers, directors, and employees must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

D.	Misconduct. All officers, directors, and employees of SW must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competency.

II. INTEGRITY OF CAPITAL MARKETS

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A. Material Nonpublic Information. All officers, directors, and employees of SW who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

B. Market Manipulation. All officers, directors, and employees of SW must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

III. DUTIES TO CLIENTS

A. Loyalty, Prudence, and Care. All officers, directors, and employees of SW have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. All must act for the benefit of their clients and place their clients’ interests before SW’s or their own interests. In relationships with clients, all officers, directors, and employees of SW must determine applicable fiduciary duty and must comply with such duty to persons and interests to whom it is owed.

B. Fair Dealing. All officers, directors, and employees of SW must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

C. Suitability.

1) When in an advisory relationship with a client, all officers, directors, and employees of SW must:

a)	Make a reasonable inquiry into a client’s or prospective clients’ investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess, and update this information regularly.

b)	Determine that an investment is suitable to the client’s financial situation and consistent with the client’s written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

c)	Judge the suitability of investments in the context of the client’s total portfolio.

2) When responsible for managing a portfolio to a specific mandate, strategy, or style, one must only make investment recommendations or take investment actions that are consistent with the stated objectives and constraints of the portfolio.

D. Performance Presentation. When communicating investment performance information, all officers, directors, and employees of SW must make reasonable efforts to ensure that it is fair, accurate, and complete.

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E. Preservation of Confidentiality. All officers, directors, and employees of SW must keep information about current, former, and prospective clients confidential unless:

1)	The information concerns illegal activities on the part of the client or prospective client.

2)	Disclosure is required by law.

3)	The client or prospective client permits disclosure of the information.

IV. DUTIES TO SW

A. Loyalty. In matters related to their employment, all officers, directors, and employees must act for the benefit of SW and not deprive SW of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to SW.

B. Additional Compensation Agreements. All officers, directors, and employees of SW must not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with SW’s interest unless they obtain written consent from all parties involved.

C. Responsibilities of Supervisors. All officers, directors, and employees of SW must make reasonable efforts to detect and prevent violations of applicable laws, regulations, and the Code and Standards by anyone subject to their supervision or authority.

V. INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTION

A. Diligence and Reasonable Basis. All officers, directors, and employees of SW must:

1) Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.

2) Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

B. Communications with Clients and Prospective Clients. All officers, directors, and employees of SW must:

1)	Disclose to clients and prospective client the basic format and general principles of the investment processes used to analyze investments, select securities, and

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construct portfolios and must promptly disclose any changes that might materially affect those processes.

2)	Use reasonable judgment in identifying which factors are important to their investment analysis, recommendations, or actions and include those factors in communications with clients and prospective clients.

3)	Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

D. Record Retention. All officers, directors, and employees of SW must develop and maintain appropriate records to support their investment analysis, recommendations,-and actions, and other investment-related communications with clients and prospective clients.

VI. CONFLICTS OF INTEREST

A. Disclosure of Conflicts. All officers, directors, and employees of SW must make full and fair disclosure of all matters that could reasonably be expected to impair their independence or objectivity or interfere with respective duties to their clients, prospective clients, and SW. All officers, directors, and employees of SW must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

B. Priority of Transactions. Investment transactions for clients and SW must have priority over investment transactions in which an officer, director, or employee is the beneficial owner.

C. Referral Fees. All officers, directors, and employees of SW must disclose to SW, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from, or paid to, others for the recommendation of products or services.

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Client Opportunities

Law and Policy

You may not cause or attempt to cause any Fund or other Client to purchase, sell or hold any Security for the purpose of creating any personal benefit for you. Sections 206(1) and 206(2) of the Advisers Act generally prohibit an adviser from employing a “device, scheme or artifice” to defraud Clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on Clients. While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of Clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for Clients. The SEC has brought actions against advisers for usurping Client opportunities, as, for example, in the case of the owner of an investment adviser who was privately offered and purchased an equity “kicker” which was used as an inducement for his firm to purchase high yield securities for clients. He purchased the high yield debt securities for client accounts without disclosing the availability of the purchase of the equity. He consented to permanent injunction and disgorged $1 million.

Accordingly, you may not take personal advantage of any opportunity properly belonging to SW or any Client (including the Funds). This principle applies primarily to the acquisition of securities of limited availability for your own account that would be suitable and could be purchased for the account of a Client, or the disposition of securities from your account prior to selling a position from the account of a Client under circumstances when immediate disposition has been found appropriate by SW. On the other hand, in the case of trades in listed securities in liquid markets, where the employees’ participation will not affect Client investment opportunities, employees may transact in the security, subject to the restrictions set forth in this Code. See Personal and Proprietary Trading, below.

Under certain limited circumstances, and only with the prior written approval of Chief Compliance Officer, an employee may participate in certain opportunities of limited availability that are deemed by the Chief Compliance Officer not to have an adverse effect on any Client.

Procedures

Disclosure of Personal Interest. If you believe that you stand to benefit materially from an investment decision for a Client that you are recommending or making, you must disclose that interest to the Chief Compliance Officer or in his absence, the Chief Investment Officer. The disclosure must be made before the investment decision and should be documented by the Chief Compliance Officer.

Restriction on Investment. Based on the information given, the Chief Compliance Officer, or in his absence, the Chief Investment Officer, will make a decision on whether or not to restrict your participation in the investment decision. In making this determination, the Chief Compliance Officer or Chief Investment Officer will consider the following factors: (i) whether any Client was legally and

SW Employee Handbook & Compliance Manual

financially able to take advantage of this opportunity; (ii) whether any Client would be disadvantaged in any manner; (iii) whether the opportunity is de minimis; and (iv) whether the opportunity is clearly not related economically to the securities to be purchased, sold or held by any Client.

Record of Determination. A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the Chief Compliance Officer.

SW Employee Handbook & Compliance Manual

Insider Trading

Law and Policy

SW forbids any officer, director or employee from trading, either personally or on behalf of others, including accounts managed by SW, on the basis of material nonpublic information, or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every officer, director and employee and extends to activities within and outside their duties at SW.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not clearly defined for all circumstances, it is generally understood that the law prohibits:

•	trading by an insider, while in possession of material nonpublic information, or

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trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

•	communicating material nonpublic information to others.

SW’s concerns about misuse of material non-public information may arise in two ways:

First, SW may come into possession of material non-public information about another company, such as an issuer in which it is investing for Clients or in which its own personnel might be investing for their own accounts. As further set forth below, if it is determined that SW has material non-public information about an issuer, all investments in that issuer on behalf of Clients and by SW personnel, in both fixed income and equity securities, will be prohibited.

Second, SW as an investment adviser has material non-public information in relation to its own business. The SEC has stated that the term “material nonpublic information” may include information about an investment adviser’s securities recommendations and Client securities holding and transactions. It is the policy of SW that all such information is to be kept in strict confidence by those who receive it, and such information may be divulged only within SW and to those who have a need for it in connection with the performance of services to Clients. However, some trades in securities in which SW has invested for Clients may be permitted because the fact that SW has made such investments may not be viewed as material information. The personal trading procedures set forth in the next section of this Code establish circumstances under which such trades will be considered permissible or restricted and the procedures to follow in making such trades.

SW Employee Handbook & Compliance Manual

Determination of Insider Status – Corporate Issuers

Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for that company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.

SW itself may become a temporary insider of a company if it advises the company or its principals. If a Client, or a controlling person of a corporate Client, expects SW and/or its employees to keep nonpublic information that has been disclosed to them confidential, SW may be considered a “temporary insider” of the Client. If an employee of SW is in possession of material nonpublic information, that knowledge may be imputed to SW, and SW may be potentially liable for misuse of that information.

What is Material Information? Trading on nonpublic information is not a basis for liability unless the information is material. Information is generally defined as material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if the information is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material may concern, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt ratings by a nationally recognized statistical rating organization and extraordinary management developments.

Material information does not have to relate to the business of a company, but may be any information that would have a material impact on the price of the security of the company. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a company’s security. In that case, a Wall Street Journal reporter was convicted in a criminal action for disclosing to others the dates that reports on various companies would appear in the Journal and the nature of the reports (positive or negative).

What is Nonpublic Information? Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to shows that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public. Misuse of nonpublic information concerning SW’s recommendations or transactions for Clients and about Client holdings may expose SW and its employees to sanctions.

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Procedures

The following procedures have been established to aid the officers, directors and employees of SW in avoiding insider trading in securities of other companies, and to aid SW in preventing, detecting and imposing sanctions against any personnel who engage in insider trading.

Identifying Inside Information. Before trading for yourself or others, including accounts managed by SW, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

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Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

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Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the market place by being published in Reuters, The Wall Street Journal or other publications of general circulation?

Steps to Take if You Believe You May Have Inside Information Concerning an Issuer. If, after consideration of the above, you believe that the information is or may possibly be material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

•	Report the matter immediately to the Chief Compliance Officer, or in his absence, to the Chief Investment Officer.

•	Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by SW.

•	Do not communicate the information inside or outside SW, other than to the Chief Compliance Officer or, in his absence, to the Chief Investment Officer.

Procedures for Restricting Use of Inside Information. The Chief Compliance Officer will review any questions concerning possible possession of material nonpublic information that are brought to his attention, and may consult with counsel or other experts to the extent deemed appropriate under the circumstances. Once a determination as to the status of the information is made, either you will be instructed to continue the prohibitions against trading or communication, or you will be allowed to trade and communicate the information, as follows:

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If the Chief Compliance Officer determines that an employee, and thus SW, may be in possession of material nonpublic information, he will place the security on the restricted list so that all employees will be prohibited from trading in the security for the Funds or other SW Clients or for Access Person Accounts. The restricted list will be maintained and available for all employees to view at any time.

SW Employee Handbook & Compliance Manual

•	This restriction shall remain in place until the Chief Compliance Officer removes the security from the restricted list.

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In the unusual circumstance in which the Chief Compliance Officer is unavailable to review questions related to insider trading, the Chief Investment Officer will immediately notify all employees to cease trading in the Security in question until a determination can be made by the Chief Compliance Officer.

Personal Account Monitoring. To ascertain that there have been no trades in securities that are restricted, the Chief Compliance Officer will:

•	monitor trade confirmations of all employees;

•	investigate and report any such occurrences to the Managing Principals of SW for potential sanctions; and

•	prepare and maintain brief memoranda describing any such investigation and its resolution.

Physical Safeguards - Restricting Access to Material Nonpublic Information. Care should be taken so that any material non-public information in possession of SW is secure. Accordingly:

•	files containing material nonpublic information should be sealed and kept in a locked storage area; and

•	access to computer files containing material nonpublic information should be restricted.

Confidentiality Agreements. If you are asked to sign a confidentiality agreement with respect to the delivery of information, you must have the agreement reviewed and approved by the Chief Compliance Officer or his designee prior to receiving such information. If the Chief Compliance Officer or his designee approves the confidentiality agreement and receipt of information thereunder, he will restrict trading in securities issued by the party that is the subject matter of the agreement, by adding the party to SW’s restricted list.

SW Employee Handbook & Compliance Manual

Personal and Proprietary Trading

Law and Policy

It is the policy of SW to encourage employees and their families to develop personal investment programs focused on long-term investing. Such investments must be consistent with the mission of SW always to put its investment products (the “Funds”) and its client interests’ first and with the requirements that SW and its officers, directors and employees not trade on the basis of material non-public information concerning the SW’s investment decisions for clients or client transactions or holdings.

SEC Rule 204A-1 under the Advisers Act requires that each registered investment adviser adopt, maintain and enforce a Code of Ethics that requires the adviser’s “access persons” to report their transactions and holdings periodically to the Chief Compliance Officer and requires the adviser to review these reports. SEC Rule 17j-1 under the Investment Company Act imposes similar requirements on investment advisers to registered investment companies and additional requirements for reporting to such funds’ Boards. This Policy contains such requirements, and also imposes certain preventive measures recommended by the SEC to minimize the possibility that SW or any of its employees will misuse material non-public information concerning the SW’s investment decisions for clients or client transactions or holdings.

Under the SEC definition, the term “access person” includes any SW employee or partner, or any employee or partner of an affiliate of SW, who has access to non-public information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like SW, investment decisions on behalf of) clients or who has access to such recommendations that are non-public. It is SW policy that all officers, directors and employees of SW are access persons (“Access Persons”) for purposes of these requirements. In addition, any pooled investment vehicle in which Access Persons own more than 25% of the equity interest shall itself be deemed an Access Person.

SW has adopted the following policies to implement the requirements and recommendations of the SEC concerning personal securities transactions. Procedures to implement the policies are set forth together in the following section.

Reporting Requirements: It is the policy of SW that all Access Persons must file initial and annual holdings reports (which may be satisfied through the use of brokerage statements) and quarterly transaction reports with respect to all “reportable investments” with respect to which they have or acquire any Beneficial Interest. “Reportable investments” include all investments except the following, which are deemed to present little opportunity for improper trading:

•	direct obligations of the Government of the United States;

•	money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

•	money market fund shares;

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•	shares of open-ended mutual funds, unless SW acts as the investment adviser or sub-adviser for the fund;

•	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds; and

•	futures and non-security-based swaps.

While open-ended mutual fund investments are exempt from reporting, please note that investments by Access Person Accounts in the Funds, and any mutual funds that may in the future be managed by SW, must be reported.

Beneficial Interest includes direct or indirect power to make investment decisions and beneficial owners of an account include any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. An employee is presumed to have a Beneficial Interest in the accounts of immediate family members who share his or her household. (All such accounts are referred to as “Access Person Accounts”.) An employee may have Beneficial Interest accounts of others who share the same home, anyone to whose support the employee materially contributes and other accounts over which the employee exercises a controlling influence, but will not be deemed to include accounts in which the employee would otherwise have a Beneficial Interest if the employee provides the Chief Compliance Officer with written documentation showing that someone else has been granted exclusive investment discretion over the account.

Quarterly transaction reports need not be filed with respect to transactions effected pursuant to an automatic investment plan or in an account over which the Access Person has no direct or indirect influence or control. In addition, with the prior approval of the Chief Compliance Officer, quarterly transactions reports need not be filed with respect to transactions in accounts for which the Access Person can demonstrate that he or she exercises no investment discretion.

A disinterested director of the Funds is not required to file initial or annual holdings reports. A disinterested director is not required to file a quarterly transaction report with respect to a transaction in any security unless the director actually knew or should have known that, during the 15-day period before or after his or her transaction, a Fund purchased or sold the security.

Prohibited Transactions. To avoid even the appearance of impropriety, it is the policy of SW that no Access Person may trade in any Security of an issuer that SW holds in client accounts or may consider for investment purposes. Investments in index options, ETFs, and other index instruments that SW may utilize are excluded from these restrictions. SW will maintain a restricted list that details prohibited transactions. To be clear, prohibited transactions includes not only the specific security that SW holds or may hold in client portfolios, but also includes any other security of the issuer of such securities. Trades in any derivative instruments based on securities of these issuers are also prohibited. The restricted list will generally include securities of limited availability that are held in client portfolios and such other securities as are placed on the restricted list because SW may have material nonpublic information concerning the securities, or for other reasons. No Access Person may trade in any investment that is not a “Permissible Investment,” as defined below.

Permissible Investments. Access Persons may trade in investments listed below, subject to the reporting, preclearance and blackout restrictions set forth below as applicable. The term

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“investment” includes not only the instrument listed, but any option or other derivative instrument on any such investment.

Investments with NO Reporting, Preclearance or Blackout Requirements:

•	direct obligations of the Government of the United States;

•	money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

•	money market fund shares;

•	shares of other types of mutual funds (open-end, but not closed-end, investment companies), unless SW acts as the investment adviser or sub-adviser for the fund;

•	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds; and

•	futures and non-security-based swaps.

Investments Subject to Reporting Requirements Only:

•	Exchange-traded funds (“ETFs”) and closed-end investment companies.

Investments Subject to Reporting and Preclearance Requirements:

•	Any security not explicitly listed above that are not prohibited transactions including equity securities and municipal securities.

Investments Subject to Reporting, Preclearance and Blackout Requirements:

•	All investments in securities on SW’s restricted list that were held in Access Person accounts at the time the Access Person became such may be traded subject to these restrictions.

Initial Public Offerings. It is the policy of SW that Access Persons may not invest in shares of initial public offerings.

Private Placements. It is the policy of SW that Access Persons generally may not invest in private placements (except for pooled investment vehicles sponsored or advised by SW), and any investments in private placements must be pre-cleared by the Chief Compliance Officer. The Chief Compliance Officer will not approve purchases or sales of securities that are not publicly traded, unless the Access Person provides full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such person’s activities on behalf of any Fund or client) and the Chief Compliance Officer concludes that Funds or clients would have no foreseeable interest in investing in such Security. The Chief Compliance Officer will not approve any investment in privately placed securities of an issuer that also has a class of publicly traded securities.

Short-Term Trading. All purchases and sales (or sales and purchases) of the same (or equivalent) securities (“Short Term Trades”) by any Access Person within a 60-day period at a profit are strictly prohibited. Short Term Trades that are at a loss may be executed with the prior approval of the Chief Compliance Officer.

Preclearance Process. All transactions by Access Persons in investments subject to preclearance as listed above must be approved in writing by the Chief Compliance Officer or, in his

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absence, the Chief Investment Officer, according to the procedures set forth below. The Chief Investment Officer must approve in writing relevant transactions conducted by the Chief Compliance Officer. Participation on an ongoing basis in an issuer’s dividend reinvestment or stock purchase plan, participation in any transaction over which no Access Person had any direct or indirect influence or control and involuntary transactions (such as mergers, inheritances, gifts, etc.) are exempt from preclearance.

Blackout Periods. With respect to investments other than Permissible Investments that are held in an Access Person Account, Access Persons generally may not trade in the security during a period beginning seven trading days before and ending seven days after (the “blackout period”) transactions in the Security are effected for the Funds. Exceptions with respect to blackout periods may be made by the Chief Compliance Officer if he determines that no Client or Fund will be affected.

Procedures

“407” Letters and Brokerage Account Statements. Upon becoming an Access Person or upon the opening of an Access Person Account with a brokerage firm in which any securities are to be held (including nonreportable securities), the Access Person must initiate the generation of a letter to such firm pursuant to New York Stock Exchange Rule 407, which informs the brokerage firm of the Access Person’s employment with SW (a registered investment adviser), and advises the brokerage firm to send duplicate account statements to SW’s Chief Compliance Officer. A form of a Rule 407 letter may be obtained from SW’s Compliance department.

Initial and Annual Holdings Reports. Each Access Person of SW must disclose all securities in any Access Person Account on the Personal Securities Holdings Form. Each Access Person must submit such form to the Chief Compliance Officer initially no later than 10 days after becoming an Access Person and annually thereafter during the month of January. Each such report must be current as of a date no more than 45 days before the report is submitted.

Quarterly Trade Reporting Requirements. All accounts in which Access Persons have a Beneficial Interest will be subject to monitoring for compliance with all provisions of this Code. Each Access Person of SW shall submit to the Chief Compliance Officer within 30 days after

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the end of the quarter in which such transaction occurs a report of every transaction in reportable securities, as described above, in an account in which he or she has a Beneficial Interest. The report shall include the name of the Security, date of the transaction, quantity, price and broker-dealer through which the transaction was effected, as indicated in the Quarterly Securities Transaction Reporting Form.

Preclearance. Each Access Person who wishes to effect a securities transaction in an Access Person account must first obtain written preclearance of the transaction from the Chief Compliance Officer or, in his absence, the Chief Investment Officer. Any transaction proposed to be effected must be submitted on the preclearance form. Any such form received by the Chief Compliance Officer or, in his absence, the Chief Investment Officer will be reviewed against existing Client holdings and the restricted list. A decision on permissibility of the trade will be rendered by the Chief Compliance Officer as expeditiously as possible. If, prior to submitting the form, you would like to determine whether a proposed transaction will be approved, you may do so by emailing the proposed transaction to the Chief Compliance Officer. Preclearance will be effective until the end of the trading day on which approval is given. Approval lapses at the end of such trading day and therefore, open order trades that extend beyond the day of preclearance are strictly prohibited.

Review and Availability of Personal Trade Information. All information supplied under these procedures, including quarterly transaction and initial and annual holdings reports, will be reviewed by the Chief Compliance Officer for compliance with the policies and procedures in this Code. The Chief Compliance Officer shall review all trade confirmations no less frequently than biweekly and shall review all monthly statements and other trade reports filed during the month at the beginning of the following month. Any quarterly transaction reports filed in addition to the monthly statements will be reviewed promptly following receipt. Such review shall:

•	address whether Access Persons followed internal procedures, such as preclearance;

•	compare Access Person transactions to any restrictions in effect at the time of the trade;

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assess whether the Access Person is trading for his or her own account in the same securities he or she is trading for Clients, and if so, whether Clients are receiving terms as favorable as those of the Access Person’s trades; and

•	periodically analyze the Access Person’s trading for patterns that may indicate abuse.

Reports to Fund Board. No less frequently than annually, the Chief Compliance Officer will prepare and furnish to the Fund’s board of directors a written report that:

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describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

•	certifies that SW has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

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Recordkeeping. The Chief Compliance Officer shall maintain as records of SW, subject to the retention periods specified in Rule 204-2 under the Advisers Act:

•	a copy of this Code of Ethics;

•	records of violations and actions taken as a result of violations;

•	copies of supervised persons’ acknowledgments of receipt of the Code and any amendments of the Code;

•	copies of all holdings and transaction reports as required under Rule 204A-1 under the Advisers Act and 17j-1 under the Investment Company Act.

•	a record of all Access Persons currently and within the past five years who are or were required to make reports under this Code;

•	a record of a persons who are or were within the last five years responsible for reviewing Access Person reports under this Code;

•	a record of all decisions to permit investment by Access Persons in private placements; and

•

copies of annual reports to the Board with respect to material violations of the Code and certifications that SW has adopted policies and procedures that are reasonably necessary to prevent Access Persons from violating the Code.

SW Employee Handbook & Compliance Manual

Gifts and Entertainment

Law and Policy

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with SW, or with whom SW does or is seeking to do business, could call into question the independence of our judgment as fiduciaries of our Clients. Accordingly, it is the policy of SW to permit such conduct only on a limited basis and in accordance with the limitations stated herein.

Accepting Gifts and Entertainment. On occasion, because of your position with SW, you may be offered, or may receive, gifts from Clients, brokers, vendors, or other persons not affiliated with SW. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the Chief Compliance Officer. Gifts of a nominal value (i.e., gifts whose reasonable value is no more than $200 annually from a single giver) and promotional items (e.g., pens, mugs) with a value that does not exceed $200 may be accepted. Customary business lunches, dinners, and entertainment at which both you and the giver are present (e.g., sporting or cultural events) are permissible.

Giving Gifts and Providing Entertainment. You may not give any gift(s) with an aggregate value in excess of $200 per year to any person associated with a securities or financial organization, including exchanges, brokerage firms, or other investment management firms, to members of the news media, or to Clients or prospective Clients of SW without prior approval of the Chief Compliance Officer. You may provide reasonable entertainment to persons associated with securities or financial organizations or Clients or prospective Clients provided that both you and the recipient are present and there is a business purpose for the entertainment.

Solicitation of Gifts. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

Client Complaints. You may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All such matters must be handled by the Chief Compliance Officer, who should be notified immediately in the event of a Client complaint.

Procedures

Receipt of Prohibited Gifts. The receiving of any gifts or entertainment from any one source with an aggregate value exceeding $200 must be reported immediately to the Chief Compliance Officer. If you receive or are offered any such gift or entertainment, you must seek the guidance of the Chief Compliance Officer to determine whether you will be permitted to accept or keep the gift. The Chief Compliance Officer will maintain records of receipt or offer of any such prohibited gifts, and any actions taken with respect thereto.

Giving of Gifts. If you would like to give a gift in excess of the limits set forth above, you must receive pre-approval from the Chief Compliance Officer. The Chief Compliance Officer will retain a record of any such approvals.

SW Employee Handbook & Compliance Manual

Year End Attestation and Review. At the end of each calendar year, all employees must attest in writing that they have not received or given gifts with a cumulative annual value over $200 to any one person doing business with or seeking to do business with SW, or that any exceptions were approved by the Chief Compliance Officer. The Chief Compliance Officer shall review all such attestations and any other related reports of gifts or entertainment for compliance with the provisions of this Code.

SW Employee Handbook & Compliance Manual

Outside Business Activities

Law and Policy

Our fiduciary duty to Clients dictates that we devote our professional attention to their interests, above our own or those of other organizations. Accordingly, you may not engage in any of the following outside business activities without the prior written consent of the Managing Principals and the Chief Compliance Officer:

•	Be engaged in any other business;

•	Be employed or compensated by any other person for business-related activities;

•	Serve as an employee of another organization;

•	Invest in limited or general partnerships; or

•	Engage in Personal Securities Transactions to an extent that diverts your attention from and impairs the performance of your duties in relation to the business of SW and its Clients.

•

Serve on the board of directors (or in any similar capacity) of another company. Authorization for board service will rarely be granted and will normally require that SW not hold or purchase any securities of the company on whose board the employee sits.

Procedures

Approval. Before undertaking any of the activities listed above, you must seek approval from the Managing Principals and Chief Compliance Officer of SW.

SW Employee Handbook & Compliance Manual

Confidentiality

Law and Policy

Confidential Information

During the course of employment with SW, an employee may be exposed to or acquire Confidential Information. “Confidential Information” is any and all non-public, confidential or proprietary information in any form concerning SW or its Clients or any other information received by SW from a third party to whom SW has an obligation of confidentiality. Confidential Information may be in written, graphic, recorded, photographic or any machine-readable form or may be orally conveyed to the employee. No employee will directly or indirectly use, disclose, copy, furnish or make accessible to anyone any Confidential Information and each employee will carefully safeguard Confidential Information.

Confidential Information shall not include (i) any information which the employee can prove by documentary evidence is generally and conveniently available to the public or industry other than as a result of a disclosure by the employee, or (ii) any information that the employee obtains from a third party who is not subject to a confidentiality agreement with SW and who did not obtain that information directly or indirectly from SW.

Each employee agrees to inform SW promptly if he or she discovers that someone else is making or threatening to make unauthorized use or disclosure of Confidential Information.

Company Property. All originals and copies of Confidential Information are the sole property of SW. Upon the termination of employment for any reason, or upon the request of SW at any time, each employee will promptly deliver all copies of such materials to SW. During employment with SW and at all times thereafter, no employee will remove or cause to be removed from the premises of SW any of the foregoing property, except in furtherance of his or her duties as an employee of SW.

Procedures

Certain employees may have written employment agreements with SW which contain confidentiality provisions, which shall govern the employee’s use of confidential information (as defined in such agreements). The Chief Compliance Officer will maintain copies of such employment agreements.

If you receive a confidentiality agreement from a third party, you must submit it to the Chief Compliance Officer, or his designee, for approval.

SW Employee Handbook & Compliance Manual

Violations of the Code

SW views violations of the Code as a serious breach of the trust placed in each employee. Consequently, any employee who violates any policy our procedure contained in this Code is subject to disciplinary action up to and including termination. Further, violations of the Code may constitute violations of Federal and/or State laws and may be referred to appropriate authorities upon discovery. If you have questions about any aspects of the Code, contact the Chief Compliance Officer.

If you know of, or reasonably believe there is or has been a violation of applicable law or the Code, you must report that information immediately to the Chief Compliance Officer. You should not conduct preliminary investigations, unless authorized to do so by the Chief Compliance Officer. Anyone who in good faith raises an issue regarding a possible violation of law, regulation or the Code will be protected from retaliation.

SW Employee Handbook & Compliance Manual

SW Asset Management, LLC

Appendix 1

EMPLOYEE ANNUAL ACKNOWLEDGMENT FORM

The undersigned partner, officer, director, or employee (all referred as “employee” below) of SW Asset Management, LLC ( “SW”) acknowledges having received and read a copy of the Code of Ethics and Compliance Manual (the “Manual”), and agrees to abide by the provisions contained therein. The employee understands that observance of the policies and procedures contained in the Manual is a material condition of the employee’s employment by SW and that any violation of any of such policies and procedures by the employee will be grounds for immediate termination by SW.

The employee specifically agrees as follows:

(1) The employee will not trade on the basis of, nor disclose to any third party, material non public information, nor disclose confidential information regarding the name, identification or activities of any client account to the extent client has requested that this information remain confidential.

(2) The employee will not engage in any securities transactions that require pre-authorization without obtaining the prior approval of the Chief Compliance Officer as required by the Manual.

(3) The employee will report all securities transactions to the Chief Compliance Officer as required by the Manual.

(4) The employee will provide to the Chief Compliance Officer, at least monthly, copies of all trade confirmations and brokerage statements relating to such accounts.

(5) The employee will not, without the permission of the Chief Compliance Officer, disclose to any third party any information that the employee obtains regarding advice furnished by the Company to its clients, non public data furnished by any client, or the programs, systems, investments, analyses or other proprietary data or information of the Company.

(6) The employee will annually certify to the Chief Compliance Officer that the employee has reported all transactions in all accounts as required by the Manual which the employee owns or in which the employee has a beneficial interest and all private securities transactions which are not carried out through brokerage accounts.

SW Employee Handbook & Compliance Manual

(7) The employee has not accepted any gifts in violation of the Manual.

(8) The employee has not engaged in any outside activities in violation of the Manual.

(9) The employee is not aware of any pending legal proceedings or investigation involving the Company that has not been reported to the Chief Compliance Officer as required by the Company

(10) By the signature below, the employee pledges to abide by the policies and procedures described above, in the Code of Ethics and in the Manual and affirms that the employee has not previously violated such policies or procedures and has reported all securities transactions for his personal account in the most recent calendar year as required by the Manual.

Date	Name of employee

Signature of employee

SW Employee Handbook & Compliance Manual